Exhibit 99

January 8, 2014 CONTACT: Steven S. Sintros, Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2014

Wilmington, MA (January 8, 2014) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2014 first quarter, which ended November 30, 2013. First quarter revenues were $346.7 million, up 4.3% from $332.6 million in the year ago period. Net income of $34.5 million ($1.71 per diluted share), was 12.0% ahead of the $30.8 million ($1.54 per diluted share) reported in the year ago period.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the results for our first quarter. During the quarter, we experienced positive trends in sales representative productivity and customer retention as well as a slight uptick in the wearer levels at our customers.”

Revenues in the Core Laundry Operations were $312.0 million, up 5.9% from those reported in the prior year’s first quarter. Excluding the effect of acquisitions and a weaker Canadian dollar, revenues grew 5.1%. This segment’s income from operations increased 17.6% compared to the first quarter of fiscal 2013, while the operating margin expanded to 16.8% from 15.1%. Merchandise amortization, energy and bad debt expense for the Core Laundry Operations were all lower as a percentage of revenues compared to the prior year. Selling payroll and certain other payroll-related costs were also lower than in the prior year as a percentage of revenues.

Revenues for the Specialty Garments’ segment, which consists of nuclear decontamination and cleanroom operations, were $24.4 million, down 12.3% from $27.9 million in the first quarter of fiscal 2013. This decrease was primarily the result of less power reactor business in the U.S. and Canada compared to a year ago. As a result of the revenue decline, this segment’s income from operations for the quarter fell to $2.8 million from $4.7 million in the comparable period in fiscal 2013.

UniFirst continues to maintain a solid balance sheet and financial position. Cash provided by operating activities for the quarter was $68.6 million, up 22.2% compared to $56.2 million for the first quarter of fiscal 2013. The improved cash flows were primarily the result of higher earnings as well as the timing of income tax payments compared to the prior year. Cash and cash equivalents at the end of the quarter totaled $141.8 million, down from $197.5 million at the end of fiscal 2013. This decrease was due to the Company’s repayment of $100.0 million in private placement notes that came due in September 2013.

Outlook

Mr. Croatti continued, “In October, we told investors that we expected fiscal 2014 revenues to be between $1.372 billion and $1.385 billion and full year EPS to be between $5.60 and $5.85. As a reminder, fiscal 2014 will be a 52 week year for the Company compared to fiscal 2013 which was a 53 week year. Based on the first quarter performance, we now anticipate our full year results will be at the higher end of these ranges.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,500 Team Partners who serve more than 250,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended
(In thousands, except per share data)	November 30, 2013 (2)	November 24, 2012 (2)

Revenues	$346,704	$332,569

Operating expenses:
Cost of revenues (1)	208,137	201,551
Selling and administrative expenses (1)	65,629	64,288
Depreciation and amortization	17,298	16,771
Total operating expenses	291,064	282,610

Income from operations	55,640	49,959

Other (income) expense:
Interest expense	208	460
Interest income	(765)	(767)
Exchange rate (gain) loss	(159)	(160)
Total other (income) expense	(716)	(467)

Income before income taxes	56,356	50,426
Provision for income taxes	21,894	19,666

Net income	$34,462	$30,760

Income per share – Basic
Common Stock	$1.81	$1.62
Class B Common Stock	$1.45	$1.30

Income per share – Diluted
Common Stock	$1.71	$1.54

Income allocated to – Basic
Common Stock	$27,208	$24,191
Class B Common Stock	$6,798	$6,025

Income allocated to – Diluted
Common Stock	$34,031	$30,244

Weighted average number of shares outstanding – Basic
Common Stock	15,029	14,925
Class B Common Stock	4,693	4,647

Weighted average number of shares outstanding – Diluted
Common Stock	19,891	19,693

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	November 30, 2013 (1)	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$141,825	$197,479
Receivables, net	155,283	142,217
Inventories	66,038	74,351
Rental merchandise in service	138,967	132,630
Prepaid and deferred income taxes	—	7,099
Prepaid expenses	9,734	7,618

Total current assets	511,847	561,394

Property, plant and equipment:
Land, buildings and leasehold improvements	385,031	376,222
Machinery and equipment	485,034	474,402
Motor vehicles	153,610	153,219

	1,023,675	1,003,843
Less - accumulated depreciation	557,668	546,157
	466,007	457,686

Goodwill	302,668	302,363
Customer contracts and other intangible assets, net	47,013	49,344
Deferred income taxes	1,417	1,417
Other assets	2,325	2,658

	$1,331,277	$1,374,862

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$10,481	$111,253
Accounts payable	60,771	54,221
Accrued liabilities	87,520	86,994
Accrued and deferred income taxes	25,023	12,506

Total current liabilities	183,795	264,974

Long-term liabilities:
Long-term debt, net of current maturities	155	155
Accrued liabilities	45,758	45,037
Accrued and deferred income taxes	52,293	51,298

Total long-term liabilities	98,206	96,490

Shareholders' equity:
Common Stock	1,516	1,513
Class B Common Stock	487	487
Capital surplus	53,780	51,445
Retained earnings	992,256	958,508
Accumulated other comprehensive income	1,237	1,445

Total shareholders' equity	1,049,276	1,013,398

	$1,331,277	$1,374,862

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
(In thousands, except percentages)	November 30, 2013 (1)	November 24, 2012 (1)	Dollar Change	Percent Change

Core Laundry Operations	$312,006	$294,560	$17,446	5.9%
Specialty Garments	24,443	27,884	(3,441)	-12.3
First Aid	10,255	10,125	130	1.3
Consolidated total	$346,704	$332,569	$14,135	4.3%

Income from Operations

	Thirteen weeks ended
(In thousands, except percentages)	November 30, 2013 (1)	November 24, 2012 (1)	Dollar Change	Percent Change

Core Laundry Operations	$52,372	$44,528	$7,844	17.6%
Specialty Garments	2,759	4,704	(1,945)	-41.3
First Aid	509	727	(218)	-30.0
Consolidated total	$55,640	$49,959	$5,681	11.4%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Thirteen weeks ended (In thousands)	November 30, 2013 (1)	November 24, 2012 (1)
Cash flows from operating activities:
Net income	$34,462	$30,760
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14,850	14,305
Amortization of intangible assets	2,448	2,466
Amortization of deferred financing costs	52	59
Share-based compensation	1,483	1,705
Accretion on environmental contingencies	179	136
Accretion on asset retirement obligations	181	166
Deferred income taxes	(195)	(18)
Changes in assets and liabilities, net of acquisitions:
Receivables	(12,978)	(18,457)
Inventories	8,490	221
Rental merchandise in service	(6,409)	2,102
Prepaid expenses	(2,114)	(2,867)
Accounts payable	6,532	11,183
Accrued liabilities	875	2,373
Prepaid and accrued income taxes	20,786	12,033
Net cash provided by operating activities	68,642	56,167

Cash flows from investing activities:
Acquisition of businesses	(495)	—
Capital expenditures	(22,796)	(25,103)
Other	297	(318)
Net cash used in investing activities	(22,994)	(25,421)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	2,935	2,662
Payments on loans payable and long-term debt	(103,953)	(708)
Proceeds from exercise of Common Stock options	854	757
Payment of cash dividends	(714)	(713)
Net cash (used in) provided by financing activities	(100,878)	1,998

Effect of exchange rate changes	(424)	(203)

Net (decrease) increase in cash and cash equivalents	(55,654)	32,541
Cash and cash equivalents at beginning of period	197,479	120,123

Cash and cash equivalents at end of period	$141,825	$152,664

(1) Unaudited